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												Exhibit 99(a)
						Entergy Arkansas, Inc.
                             Computation of Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                                                              September 30,
                                                               1998       1999      2000       2001      2002       2003
Fixed charges, as defined:
  Total Interest Charges                                       $96,685    $97,023  $101,600   $109,523  $103,210    $94,250
  Interest applicable to rentals                                15,511     17,289    16,449     14,563    12,762     14,752
                                                              -------------------------------------------------------------
Total fixed charges, as defined                                112,196    114,312   118,049    124,086   115,972    109,002

Preferred dividends, as defined (a)                             16,763     17,836    13,479     12,348    11,869     12,043
                                                              -------------------------------------------------------------
Combined fixed charges and preferred dividends, as defined    $128,959   $132,148  $131,528   $136,434  $127,841   $121,045
                                                              =============================================================
Earnings as defined:

  Net Income                                                  $110,951    $69,313  $137,047   $178,185  $135,643   $162,894
  Add:
    Provision for income taxes:
       Total                                                    71,374     54,012   100,512    105,933    71,404     92,919
    Fixed charges as above                                     112,196    114,312   118,049    124,086   115,972    109,002
                                                              -------------------------------------------------------------
Total earnings, as defined                                    $294,521   $237,637  $355,608   $408,204  $323,019   $364,815
                                                              =============================================================
Ratio of earnings to fixed charges, as defined                    2.63       2.08      3.01       3.29      2.79       3.35
                                                              =============================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                  2.28       1.80      2.70       2.99      2.53       3.01
                                                              =============================================================

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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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